Exhibit 4.3

SHARES SALE AND PURCHASE Agreement

2021

(1)	QIWI PLC, hereinafter referred to as the “Seller”, represented by Deputy CEO Philios Yiangou, acting under the Articles of Association and resolution of the CEO dated 7 June 2021, on the one part, and
(2)

Public Joint-Stock Company Bank Otkritie Financial Corporation (PJSC Bank FC Otkritie), hereinafter referred to as the “Buyer”, represented by President – Chairman of the Management Board Mikhail Zadornov, acting under the Charter, on the other part, collectively referred to as the “Parties” and individually a “Party”, have made this Agreement as follows:

1.TERMS AND DEFINITIONS

“Shares” means the following shares of JSC Tochka:

class (type) of Shares	ordinary shares
issuer of Shares	Joint-Stock Company Tochka (JSC Tochka)
state registration number of the Shares issue	1-01-85836-N
par value of a single Share	one hundred roubles (RUB 100)
number of Shares to be transferred under the Agreement	four thousand (4,000) Shares

class (type) of Shares	preference shares
issuer of Shares	Joint-Stock Company Tochka (JSC Tochka)
state registration number of the Shares issue	2-01-85836-N
par value of a single Share	one rouble (RUB 1)
number of Shares to be transferred under the Agreement	forty-five (45) Shares

“Affiliate” shall mean, with respect to any person, any person that is Controlling, Controlled by, or under common Control with such person, or an affiliate of such person pursuant to Law of the RSFSR No. 948-1 On Competition and Restriction of Monopolistic Activity in Commodity Markets dated 22 March 1991 (with amendments and additions) (persons that are under common control of the Russian Federation or another foreign state shall not be considered Affiliates), and in respect to an individual, an Affiliate shall mean their relatives who are first, second and third category heirs in accordance with Articles 1142–1144 of the Russian Civil Code, guardian (conservator) and ward (conservatee), person managing a trust established by, or for the benefit of such individual).

“Base Deal Price” shall have the meaning set forth in clause 3.1 hereof.

“Share Rights Transfer Date” shall mean the date when the Shares are credited hereunder to the Buyer’s depository account.

“Agreement” shall mean this shares sale and purchase agreement.

“Buyer’s Representations” shall have the meaning set forth in clause 7.4 hereof.

“Seller’s Representations” shall have the meaning set forth in clause 7.1 hereof.

“Prohibited Actions” shall have the meaning set forth in clause 3.2.1 hereof.

“Control” shall mean in respect to a legal entity:

a) the possession of a majority of the votes at the general meeting of shareholders/members of such legal entity (or a similar governing body) when voting on all or a significant part of agenda items; or

b) the possession of the right to appoint or remove from office most members of the board of directors or another collegial body of such legal entity or any number of members of the board of directors or another collegial body of such legal entity holding a majority of the votes at meetings of the board of directors (or another collegial body) of such legal entity; or

c) the possession of the right to appoint or remove from office the sole executive body of such legal entity (or one of the persons exercising the powers of the sole executive body of the legal entity); or

d) the possession of the right to directly or indirectly define or have a significant influence on the financial and operational management of such legal entity,

in each case, through the ownership of shares and stakes in such legal entity, under a management, consultancy services or any other agreement, through agency or on any other grounds (and the terms “Controlling” and “Controlled” shall be construed correspondingly).

“Confidential Information” shall have the meaning set forth in clause 11.1 hereof.

“Price Adjustment” shall have the meaning set forth in clause 3.1 hereof.

“Courier Service” shall mean a courier delivery service (an express delivery service or another organisation delivering written correspondence) other than a postal service.

“ICAC” shall mean the International Commercial Arbitration Court at the Chamber of Commerce and Industry of the Russian Federation.

“IFRS” shall mean the International Financial Reporting Standards.

“Tax Authority” shall mean any tax or other government body authorised by the laws of the Russian Federation to monitor tax compliance and verify that taxes, levies and insurance contributions are calculated accurately and paid (made)to the Russian budgeting system in full and in due time, including the Federal Tax Service and its local offices.

“Company” shall mean Joint-Stock Company Tochka (JSC Tochka, OGRN 1187746637143, INN 9705120864).

“2021 Profit Before Tax (Estimated)” shall have the meaning set forth in clause 3.1 hereof.

“2021 Profit Before Tax (Actual)” shall have the meaning set forth in clause 3.1 hereof.

“Clause” shall mean a clause hereof.

“Business Day” shall mean a calendar day other than a Saturday, a Sunday or a non-business day (public holiday) in Moscow, Russian Federation.

“RAS” shall mean the Russian Accounting Standards.

“Rouble” shall mean the Russian rouble, the official currency of the Russian Federation.

“Notice” shall have the meaning set forth in clause 8.1 hereof.

“Disagreement Notice” shall mean a written notice sent by the Seller to the Buyer if the former disagrees with the amount of the Price Adjustment specified in the Price Adjustment Notice.

“Material Adverse Event” shall have the meaning set forth in clause 3.3 hereof.

“Price Adjustment Notice” shall mean a Notice sent by the Buyer to the Seller that contains information about the amount of the Price Adjustment and its calculation procedure and is accompanied by documents substantiating the calculation of the Price Adjustment.

“Share Transfer Terms” shall have the meaning set forth in clause 4.1 hereof.

“FAS Russia” shall mean the Federal Antimonopoly Service and its local offices.

“Shares Price” shall have the meaning set forth in clause 3.1 hereof.

“Fine” shall have the meaning set forth in clause 3.2.3 hereof.

2.AGREEMENT SCOPE

2.1.The Seller shall transfer the ownership of the Shares to the Buyer and the Buyer shall accept the Shares and pay for them as provided for herein.

3.AGREEMENT PRICE

3.1.The price of all Shares to be transferred by the Seller to the Buyer, including all applicable taxes and levies (the “Shares Price”), shall be made of the Base Deal Price and the Price Adjustment,

where:

the Base Deal Price shall be determined on the basis of JSC Tochka shares market value assessment report No. 909-BS-02\21 issued by JSC KPMG on 11 March 2021, and an additional calculation of the effect from exceeding the target indicators set for the Company for Q4 2020 and January-February 2021 as part of the valuation, while also taking into account the multiplier of 1.125 stipulated in clause 8.14 of the Company Shareholders’ Agreement dated 8 August 2018, and shall amount to four billion nine hundred forty-seven million three hundred thousand Roubles (RUB 4,947,300,000);

the Price Adjustment shall be calculated as per the following formula:

Base Deal Price x ((2021 Profit Before Tax (Actual) – 2021 Profit Before Tax 2021 (Estimated))

Price Adjustment = -----------------------------------------------------------------------------------------------------------------------------------

2021 Profit Before Tax (Estimated)

where:

2021 Profit Before Tax (Actual) shall be the profit before tax reported in the Company’s 2021 financial (accounting) statements under RAS assured by any of the following audit firms: KPMG, EY, PricewaterhouseCoopers, Deloitte. This indicator shall not include taxes additionally charged by a Russian tax authority no later than 31 December 2021 or any fines (penalties) against the Company and the Buyer for the period from the Company’s incorporation date until the Share Rights Transfer Date in connection with its activities under the Contract for the Organisation and Functioning of a Unified Information and Technological Centre of Client Services dated 25 October 2018 and made between the Buyer and the Company

2021 Profit Before Tax (Estimated) – the Company’s preliminarily estimated 2021 profit before tax, which shall amount to one billion seven hundred fifty-nine million Roubles (RUB 1,759,000,000).

3.2.1.The Buyer undertakes to ensure, for the purposes of Price Adjustment, that during 2021 the Buyer and the Company do not take the following actions (the “Prohibited Actions”) unless agreed in writing with the Seller or its representative on the Company’s Supervisory Board under the procedure specified in clause 8.1 hereof:

(a) make any changes to the Contracts for the Organisation and Functioning of a Unified Information and Technological Centre of Client Services (information and technology service (ITS) contracts) made between QIWI Bank (Joint-stock Company) and the Company, as well as between the Buyer and the Company, other than changes to the methodology for calculating transfer income (adjustment of the liquidity available on client accounts, adjustment of interest rates on client accounts in Roubles and foreign currency) taken into account when calculating the maximum fee under an ITS contract (as defined in the relevant ITS contract) made between the Buyer and the Company or between QIWI Bank (Joint-stock Company) and the Company;

(b) make any changes to the Company’s business plan for 2021, providing for a decrease in the Company’s 2021 profit before tax below one billion seven hundred fifty-nine million Roubles (RUB 1,759,000,000);

(c) make any changes to the Company’s business plan for 2021, providing for an increase in the Company’s expenses in excess of its 2021 expense budget approved by the Company’s Supervisory Board (Minutes No. 2021-4 dated 25 May 2021) in the amount of seven billion six hundred eighty-two million Roubles (RUB 7,682,000,000).

3.2.2.The Seller or its representative on the Company’s Supervisory Board shall send a response describing their reasoned position on the matters specified in sub-clauses (a)–(c) of clause 3.2.1 hereof no later than ten (10) Business Days from the date of receipt of the relevant request.

The Parties have agreed that, for the purposes of this clause, silence shall not constitute acceptance.

3.2.3.If any Prohibited Actions are taken by the Buyer and/or the Company, the Seller may seek that the Buyer pay, and the latter shall pay to the Seller upon its request a fine in the amount of one billion Roubles (1,000,000,000 RUB) (the “Fine”),

At the same time,

(a) if, the Prohibited Actions notwithstanding, the Price Adjustment calculated in accordance with clause 3.1 hereof is positive, the Seller may choose either the payment of the Price Adjustment by the Buyer or the payment of the Fine;

(b) if the Price Adjustment calculated in accordance with clause 3.1 hereof is negative in the event that Prohibited Actions are taken and the Buyer pays the Fine, the Price Adjustment shall be excluded from the formula for calculating the Shares Price specified in clause 3.1 hereof and shall not be paid.

3.3.The Parties have agreed, for the purposes of Price Adjustment, that any of the following events occurring between the date of the Agreement and 31 December 2021 shall constitute a “Material Adverse Event”:

(a)the official exchange rate of the US dollar to the Rouble set by the Bank of Russia exceeds one hundred Roubles (RUB 100) for one US dollar (USD 1); and/or

(b)any restrictions are imposed on the Company’s operations by instructions/decisions of regulatory authorities in relation to the Company or the Buyer, resulting in substantial expenses incurred by the Company or a substantial reduction in the Company’s income;

(c)any changes in the legal regulation of the Company's operations or the banking operations of account banks of the Company's clients, resulting in substantial expenses incurred by the Company or a substantial reduction in the Company’s income;

(d) the imposition of international sanctions resulting in substantial expenses incurred by the Company or a substantial reduction in the Company’s income;

(e) the introduction of restrictions due to the epidemiological situation in Russia and/or a particular region of Russia, resulting in substantial expenses incurred by the Company or a substantial reduction in the Company’s income.

For the purposes of determining whether a Material Adverse Event has occurred in accordance with sub-clauses (b)–(e) of this clause, the Parties agree that:

- a substantial reduction in the Company’s income shall mean a reduction in the Company’s client base and/or profitability per one (1) client by more than 20% as compared to the Company's approved business plan for 2021;

- substantial expenses of the Company shall mean an increase in the Company's 2021 expense budget for 2021 by 10% or more in 2H 2021 as compared to the Company's approved 2021 budget.

If a Material Adverse Event occurs, the Price Adjustment shall be excluded from the formula for calculating the Shares Price specified in clause 2.1 hereof and shall not be paid.

4.SHARE TRANSFER PROCEDURE AND TERMS

4.1.The Parties have agreed that the Transfer of Shares from the Seller to the Buyer shall be subject to the following terms and conditions being fully met (the “Share Transfer Terms”):

(a) all applicable corporate and other internal approvals of the Parties for the sale and purchase of the Shares have been obtained;

(b) the Buyer has obtained all the regulatory approvals, permits and/or consents and other external approvals required under the applicable law;

(c) the Seller has received dividends on the Shares for 2020 (has had dividends credited to the Seller’s account). The termination of the Seller's rights with respect to the Shares and the Seller's withdrawal from the shareholding in the Company, as well as the removal of the Seller from the register of the Company's shareholders, shall only be possible after the date on which the Seller receives the dividends on the Shares for 2020;

(d) the Parties have made all the necessary arrangements to sign the Deed of Non-competition and Non-solicitation under the English law between the Seller, QIWI Bank (Joint-stock company), the Buyer and the Company.

4.2.The Parties shall make every effort to ensure that the Share Transfer Terms are met in full and no later than on 1 September 2021.

4.3.For the purpose of ascertaining compliance with the Share Transfer Terms, the Parties have agreed as follows:

(а) to ascertain the procurement of all applicable corporate and other internal approvals, each Party shall, within five (5) Business Days from the date of receipt of the respective approval, send the other Party a duly certified copy of a document confirming the procurement of such approval or an extract from such document in accordance with clause 8.1 hereof, while also forwarding a letter of assurance stating that all the necessary approvals are obtained and no other approvals are required no later than on 1 September 2021;

(b) to ascertain the procurement by the Buyer of all the regulatory approvals, permits and/or consents and other external approvals required under the applicable law, the Buyer shall, within five (5) Business Days from the date of receipt of the respective external approval, send the Seller a duly certified copy of such approval, while also forwarding a letter of assurance stating that all the necessary external approvals are obtained and no other external approvals are required no later than on 1 September 2021;

(c) to ascertain the receipt by the Seller of dividends on the Shares for 2020, the Seller shall, within five (5) Business Days from the date on which such dividends were credited to the Seller’s account in the amount determined by the resolution of the Company’s General Meeting of Shareholders, send the Buyer a written notice with assurances that the Seller has no claims with respect to the timing of the dividend payout and the amount of received dividends.

4.4.The Parties have agreed that the Share Transfer Terms shall be deemed fully met on the date when the last of the above terms and conditions is confirmed to have been met.

4.5.Within three (3) Business Days from the date on which the Share Transfer Terms are deemed to be fully met, the Seller shall send the registrar specified in section 18 hereof an order to debit the Shares from the Seller’s account specified in section 18 hereof and credit such Shares to the Buyer’s custody account specified in section 18 hereof, while also notifying the Buyer in writing of having sent the above order to the registrar.

4.6.Within three (3) Business Days from the date on which the Share Transfer Terms are deemed to be fully met, the Buyer shall submit to the Buyer’s depository specified in section 18 hereof all the documents required to credit the Shares to the Buyer’s custody account specified in section 18 hereof.

4.7.The Buyer shall become the owner of the Shares on the date on which a credit entry is made in the Buyer's custody account specified in section 18 hereof.

4.8.The expenses related to the registration of the Share rights transfer by the registrar and the depository shall be borne by the Buyer.

5.SETTLEMENT PROCEDURE

5.1.Within three (3) Business Days from the date of transfer of the title to all Shares, the Buyer shall pay the Base Deal Price set out in clause 3.1 hereof to the Seller using the Seller’s bank account details provided in section 18 hereof.

5.2.No later than on 1 April 2022, the Buyer shall send a Price Adjustment Notice to the Seller as prescribed by clause 8.1 hereof specifying the Price Adjustment amount calculated in accordance with clause 3.1 hereof, and the procedure used to calculate such Price Adjustment amount and attaching the documents substantiating the Price Adjustment amount calculations.

5.3.If the Price Adjustment amount is positive, such Price Adjustment amount shall be paid by the Buyer to the Seller using the Seller's bank account details provided in section 18 hereof.

If the Price Adjustment amount is negative, such Price Adjustment amount shall be paid by the Seller to the Buyer using the Buyer’s bank account details provided in section 18 hereof.

5.4.In case of the Seller's objection to the Price Adjustment amount indicated in the Price Adjustment Notice, the Seller shall have the right to send a Disagreement Notice to the Buyer within ten (10) Business Days from the date of receipt of the Price Adjustment Notice. The Disagreement Notice shall specify the Price Adjustment amount calculated by the Seller in accordance with clause 3.1 hereof, and the procedure used to calculate such Price Adjustment amount and shall be accompanied by the documents substantiating the Price Adjustment amount calculations made by the Seller.

5.5.Within fifteen (15) days from the receipt of the Seller’s Disagreement Notice by the Buyer, the Parties shall hold negotiations to agree on the Price Adjustment amount. The Price Adjustment amount so negotiated by the Parties shall be formalised in the Minutes on approval of the Price Adjustment amount under the Agreement made by the Parties in writing in the Russian and English languages.

5.6.The Price Adjustment shall be paid to the respective Party in the amount specified in the Minutes on approval of the Price Adjustment amount under the Agreement within three (3) Business Days from the date on which such Minutes were signed.

5.7.Should the Buyer receive a Disagreement Notice from the Seller as prescribed by clause 5.4 hereof and the Parties fail to agree on the Price Adjustment amount or to sign the Minutes on approval of the Price Adjustment amount under the Agreement within thirty (30) days, the dispute with respect to the Price Adjustment amount shall be referred to the court in accordance with clause 17.2 hereof.

5.8.If the Buyer does not receive the Disagreement Notice from the Seller as prescribed by clause 5.4 hereof, the Price Adjustment amount shall be paid within ten (10) Business Days from the date on which the Seller received the Price Adjustment Notice.

6.OBLIGATIONS OF THE PARTIES

6.1.The Parties shall make every effort to ensure that the Shares are transferred to the Buyer on 10 September 2021 at the latest and to discharge all their obligations under the Agreement.

6.2.The Parties shall obtain all applicable corporate and other internal approvals of the Parties for the sale and purchase of the Shares.

6.3.The Buyer shall obtain an approval for the deal from the Federal Antimonopoly Service of Russia, as well as any other regulatory approvals, permits and/or consents and other external approvals required under the applicable law.

6.4.As a way to safeguard the interests of the Parties arising from this Agreement and related, among other things, to the procedure used for the Price Adjustment amount calculations, the Buyer and the Company shall:

(a) ensure the election of one representative from the Seller as a member of the Company's Supervisory Board until 31 December 2021;

(b) maintain the Seller’s access to the information about the Company's operations, including but not limited to access to the Company's financial and management reporting and other reporting systems and the Company's information systems, to the same extent as before the date of the Seller's withdrawal from the shareholding in the Company until 31 March 2022;

(c) call for convening a meeting of the Company’s Supervisory Board to pass resolutions, inter alia, as to instructing the Company's management to ensure that the Company’s actual expenses in 2021 do not exceed RUB 7,682,000,000, and setting the accomplishment of this instruction as one of the criteria for paying a bonus to the Company’s Chief Executive officer based on 2021 performance.

7.REPRESENTATIONS AND WARRANTIES

7.1.The Seller makes its representations and warranties to the Buyer (the "Seller’s Representations") and warrants that the Seller’s Representations are true, complete, correct and not misleading as at the date hereof.

7.2.The Seller further warrants and represents to the Buyer that the Seller’s Representations will be true, complete, correct and not misleading as at the Share Rights Transfer Date.

7.3.The Seller makes representations to the Buyer about the circumstances set forth in this clause. The Seller is aware that by making this Agreement the Buyer is relying on the fairness of the Seller's Representations set forth in this clause and material to the Buyer.

The Seller represents and warrants to the Buyer that:

- it owns the Shares lawfully and has all the rights to transfer the title to the Shares to the Buyer;

- the Shares are fully paid;

- it acts in good faith when making this Agreement;

- it acts voluntarily, without external coercion or any pressure whatsoever, does not make this Agreement under extremely unfavourable conditions as a result of being affected by a combination of adverse circumstances, and this Agreement is not an onerous transaction for it;

- there are no circumstances prohibiting the Seller from disposing of the Shares or restricting its right to dispose of them, in particular: the Shares are not sold, donated, contributed to the authorised or share capital, are not assigned and/or otherwise disposed of, are not disputed and are not arrested (not subject to prohibition), are not subject to judicial or amicable sequestration, are not held in trust, not pledged, have no other encumbrances and are free from any rights of third parties;

- there are no obligations and the Seller is not aware of any circumstances other than those specified in the Shareholders' Agreement in relation to the Company dated 8 August 2018, which may in any way lead to the elimination and/or creation of encumbrances on the Shares, in particular: no agreements have been made in relation to the Shares on the granting of an option to conclude a sale and purchase agreement, a preliminary and other similar agreement;

- the conclusion and implementation of the Agreement does not violate any obligations of the Seller to third parties and no interests of third parties, the Seller has not received any notice of any claim by any person in relation to the rights to the disposable Shares and the Seller is not aware of any grounds on which any person could challenge the rights or make a claim in relation to the rights to the disposable Shares, except for those specified in the Shareholders' Agreement in relation to the Company dated 8 August 2018;

- the conclusion and implementation of the Agreement will not impair the property rights of the Seller’s creditors and will not give rise to the signs of the Seller’s insolvency (bankruptcy);

- the terms and conditions hereof are set forth by agreement of the Parties, and the Seller had equal bargaining power with the Buyer in reaching such an agreement;

- the obligations set forth herein are valid, legal and binding upon the Seller, and enforceable in case of non-performance;

- the Company’s constituent documents and corporate agreements made in respect of the Company, to which the Seller is a party, contain no restrictions as to the making of the Agreement by the Seller;

- all resolutions of the Seller's governing bodies and all corporate procedures required for the conclusion of the Agreement in accordance with the applicable law and the Seller's constituent documents have been passed and observed;

7.4.The Buyer makes its representations and warranties to the Buyer (the "Buyer’s Representations") and warrants that the Buyer’s Representations are true, complete, correct and not misleading as at the date hereof.

7.5.The Buyer further warrants and represents to the Seller that the Buyer’s Representations will be true, complete, correct and not misleading as at the Share Rights Transfer Date.

7.6. The Buyer makes representations to the Buyer about the circumstances set forth in this clause. The Buyer is aware that by making this Agreement the Seller is relying on the fairness of the Buyer's Representations set forth in this clause and material to the Seller.

The Buyer represents and warrants to the Seller that:

- it acts in good faith when making this Agreement;

- it acts voluntarily, without external coercion or any pressure whatsoever, does not make this Agreement under extremely unfavourable conditions as a result of being affected by a combination of adverse circumstances, and this Agreement is not an onerous transaction for it;

- as at the Share Rights Transfer Date, there are no circumstances prohibiting the Buyer from buying the Shares;

- all authorisations, consents, approvals, permits and decisions of regulatory bodies and other external approvals required in connection with the conclusion and implementation of the Agreement in accordance with the applicable law have been obtained by the Buyer and are in force and valid for the conclusion of the Agreement;

- the conclusion and implementation of the Agreement will not impair the property rights of the Buyer’s creditors and will not give rise to the signs of the Buyer’s insolvency (bankruptcy);

- the terms and conditions hereof are set forth by agreement of the Parties, and the Buyer had equal bargaining power with the Seller in reaching such an agreement;

- the obligations set forth herein are valid, legal and binding upon the Buyer, and enforceable in case of non-performance;

- the Company’s constituent documents and corporate agreements made in respect of the Company, to which the Buyer is a party, contain no restrictions as to the making of the Agreement by the Buyer;

- all authorisations, consents, approvals, permits and decisions of the Buyer's governing bodies required in connection with the conclusion and implementation of the Agreement in accordance with the applicable law and the Buyer's constituent documents have been obtained and are in force and valid for the conclusion of the Agreement, with all the required corporate procedures complied with.

8.NOTICES

8.1.Any notice, requirement, consent or other communication (including a Price Adjustment Notice referred to in clause 5.2 hereof and a Disagreement Notice referred to in clause 5.4 hereof) sent by one Party to the other Party in connection with or in accordance with the Agreement (the “Notice”) shall be made in writing in the Russian and English languages, signed by a duly authorised representative of the submitting Party (with the attachment of a duly executed document confirming the power of the Party’s authorised representative to sign documents on behalf of the submitting Party) and sent to the other Party in the following order:

(a) by e-mail to the recipient’s e-mail address specified in section 18 hereof; and

(b) by postal service with a list of enclosures and a return receipt or by courier service with a list of enclosures and a return receipt or either by being submitted directly to the authorised person/employee of the recipient or to the recipient’s structural unit responsible for the acceptance and primary handling of documents sent to the recipient, at the addresses specified in section 18 hereof.

8.2.Any Notice delivered in person or by postal or courier service shall be deemed duly sent:

a) if delivered in person to the authorised person/employee of the recipient or to the recipient's structural unit responsible for the acceptance and primary handling of documents sent to the recipient, at the addresses specified in section 18 hereof, at the time when it is delivered;

b) if sent by the postal service with a list of enclosures and a return receipt or by the courier service with a list of enclosures and a return receipt, on the date of delivery specified in the respective return receipt.

If a Notice was submitted to the recipient but due to circumstances beyond the recipient’s control was not delivered to the recipient or the recipient did not read it, the Notice shall be deemed to have been delivered to the recipient on the date determined by the postal or courier service organisation as the date on which the recipient (its legal representative) as the addressee of the Notice refused (evaded) to accept it, or the date on which the Notice was not delivered to the recipient due to the absence of the recipient as the addressee of the Notice at the address specified in clause 18 hereof.

8.3.A Party may notify the other Party of a change in its name, addressee, address and e-mail address for the purposes hereof, provided that such notice takes effect only:

a) from the date set in the notice as the date on which the change is to occur; or

b) if the date is not determined or such date is earlier than five (5) Business Days after the date of sending the notice, on the date falling five (5) Business Days after sending the notice.

9.LIABILITIES OF THE PARTIES

9.1.The Parties shall be held liable under provisions hereof and the applicable law for failure to perform or improper performance of their obligations under the Agreement.

9.2.In case of delay in payment of the Base Deal Price and/or Price Adjustment, the Party that delays the payment shall pay to the other Party a penalty for each day of delay in the aggregate amount of the refinancing rate set by the Bank of Russia and effective as at the first day of delay in payment of the Base Deal Price and/or Price Adjustment, respectively, and two percent (2%) per annum.

9.3.The payment of the penalty hereunder shall not relieve the defaulting Party of its obligations hereunder.

9.4.The Party demanding the payment of penalty pursuant to the terms and conditions hereof shall not be deprived of its right to claim damages from the defaulting Party.

10.PROHIBITION OF ASSIGNMENT OF RIGHTS AND TRANSFER OF OBLIGATIONS

10.1.No Party shall be entitled without the prior consent of the other Party to:

(a) assign rights it has under the Agreement; and/or

(b) transfer its obligations under the Agreement.

11.CONFIDENTIALITY

11.1.The Parties shall respect the confidentiality of any information disclosed or provided by any Party in connection herewith, as well as transactions and other actions performed hereunder, including information about activities of each other which became known to them in connection with the signing and implementation of the Agreement, as well as information about the fact of signing of the Agreement and its content (the “Confidential Information”). Except as provided in сlause 11.2 hereof, no Party shall have the right without prior written consent of the other Party to disclose or cause to disclosure to any person or to otherwise make publicly available any Confidential Information and is not entitled to use or cause to use it in any way other than agreed upon when Confidential Information was provided.

11.2.Confidentiality obligation under the provisions of сlause 11.1 hereof shall not apply to:

(a) information which, as at the date of its disclosure, is known to an unlimited number of persons (not as a result of a violation of the provisions of the Confidential Information Agreement);

(b) disclosure of information to the extent necessary in accordance with the laws of the Russian Federation or the applicable laws of a foreign state or requirements of government authorities;

(c) disclosure of information to the extent necessary in accordance with the disclosure requirements of IFRS;

(d) disclosure, within reasonable limits, by any Party (by decision of the sole executive body of the Party), subject to confidentiality, of information to its officers, employees, representatives, advisors or auditors that they reasonably require for the purposes of the Agreement;

(e) disclosure of information in accordance with requirements applicable to the Parties on the basis of their securities trading in a securities market, to the extent necessary to meet such requirements;

(f) disclosure of information to creditors in accordance with the Parties’ existing obligations under loan agreements to the minimum extent necessary to honour such obligations and subject to creditors’ confidentiality obligations;

(g) disclosure of information about signing or amending the Agreement, with the text of the respective document attached, to the Chief Executive Officer of the Company or persons specified by the Chief Executive Officer; and

(h) disclosure of information to rating agencies, auditors and advisors to the extent necessary for the disclosure of information or provision of services and subject to confidentiality obligations of such rating agencies, auditors and advisors.

11.3.Each Party shall keep the documents and business papers made available to it by the other Party and related to the scope of the Agreement in a place suitable for that purpose, not accessible by persons not authorised to work with such documents and papers, and shall ensure that only persons so authorised shall be working with such documents and papers. Each Party shall ensure compliance with the terms and conditions of the Confidential Information Agreement by all its employees, officers, representatives and advisors.

12.PUBLIC STATEMENTS

12.1.If a Party is required to make a public statement, publish a press release or disclose information in accordance with the requirements of the laws of the Russian Federation or the applicable laws of a foreign state, or requirements applicable to the Parties on the basis of their securities trading in a securities market, requirements of any government authorities, or IFRS requirements, the respective Party shall provide the other Party with a reasonable opportunity to make comments on any public statement or press release before it is made or published (provided that such comments do not prevent the Party making a public statement or publishing a press release from fulfilling its obligations under the above requirements).

13.ANTI-CORRUPTION CLAUSE

13.1.When performing obligations under the Agreement, the Parties, their affiliates, employees or intermediaries shall not pay, offer to pay, or authorise the payment of any funds or valuables, directly or indirectly, to any person to influence the actions or decisions of such persons in order to obtain any illegal benefits or achieve other illegal purposes. In the performance of their obligations under the Agreement, the Parties, their affiliates, employees or intermediaries shall not engage in actions that in accordance with the laws applicable for the purposes of the Agreement are deemed to be a payment/receipt of a bribe, commercial bribery, or actions that violate the requirements of the applicable laws and international laws and regulations on money laundering.

13.2.If a Party suspects that a violation of any of the provisions of the previous clause has occurred or may occur, such Party shall notify the other Party in writing. In such written notice, the Party is required to refer to facts or provide evidence reliably confirming or giving evidence to assume that there has been or may be a violation of any of the provisions of this section by the counterparty, its affiliates, employees or intermediaries in the form of actions that in accordance with the applicable laws are deemed a payment/receipt of a bribe, commercial bribery, and actions that violate the requirements of applicable laws and international laws and regulations on money laundering. Upon receipt of such written notice, the receiving Party shall provide written explanations of the facts and/or assumptions stated in the written notice within ten (10) Business Days after the receipt of the written notice.

14.COSTS AND TAXES

14.1.Each party shall pay its own taxes arising from the signing and implementation of the Agreement, except as otherwise explicitly required by the applicable law.

14.2.Any expenses, costs and charges related to the negotiation and preparation of the Agreement shall be borne by each Party independently.

15.APPLICABLE LAW

15.1.The Agreement shall be governed and construed in accordance with the laws of the Russian Federation.

16.TERM OF THE AGREEMENT

16.1.The Agreement shall come into force from the date of its signing by the Parties and remain effective until the Parties have fully discharged their obligations hereunder.

16.2.Unless otherwise agreed by the Parties, the Agreement shall be deemed terminated if no transfer of the Shares to the Buyer takes place until 10 September 2021 inclusively.

16.3.The Agreement may be terminated by consent of the Parties.

16.4.The Parties acknowledge and agree that the termination of the Agreement for any reason shall not result in the termination of the obligations set forth in and/or arising from sections 6, 8, 10, 11, 12 and 16 hereof. Such obligations shall survive the termination of the Agreement.

17.MISCELLANEOUS PROVISIONS

17.1.Any changes and amendments hereto shall be made in writing and signed by duly authorised representatives of the Parties.

17.2.Any disputes related to the conclusion, implementation, amendment, termination and invalidity of the Agreement shall be referred to the ICAC in accordance with its applicable rules and regulations.

There shall be three arbitrators. Each Party shall nominate one arbitrator, and the two arbitrators so nominated by the Parties (or, in the event that a Party fails to nominate an arbitrator within the time limit prescribed by the applicable ICAC rules, nominated in accordance with the applicable ICAC rules) shall nominate the third (presiding) arbitrator.

The arbitral award shall be final for the Parties. No application may be filed with a state court to obtain a judgement pronouncing that the arbitral tribunal has no competence due to the issuance by the arbitral tribunal of a separate ruling on competence as a preliminary matter. The appointment of arbitrators, or removal of arbitrators or termination of the powers thereof on any other grounds may not be referred to a state court.

17.3.The Agreement has been made in the Russian and English languages. In case of any discrepancies in the translation between the Russian and English versions of the Agreement, the Russian version shall prevail.

17.4.The Agreement has been made in three counterparts of equal legal force, one for each Party.

18.ADDRESSES AND BANK DETAILS OF THE PARTIES

SELLER	BUYER

Address: 12-14 Kennedy Avenue, Kennedy Business Centre, 2nd Floor, Office 203 Nicosia, 1087, Cyprus

E-mail: a.protopopov@qiwi.com,

ma.shevchenko@qiwi.com

Registration number: HE 193010

Bank account details:

Account No. 40807810900000004484

QIWI Bank (JSC)

Bank address: 1A Chertanovo Severnoye dstr.,

bld. 1, 117648 Moscow

RCBIC 044525416

Corr. account No. 30101810645250000416

Beneficiary: QIWI PLC

INN: 9909362043

KPP: 775087001

Beneficiary's address: 12 Kennedy Avenue,

Kennedy Business Centre, 2nd Floor, PO Box 1087,

Nicosia, Cyprus

Securities account details:

Registrar: Joint-Stock Company Registrar R.O.S.T.

Account type: owner’s account

Account No. 9

Address: 2 Letnikovskaya St., bld 4, 115114, Moscow

E-mail: cherkasovann@open.ru

OGRN 1027739019208

INN 7706092528

KPP 770501001

Bank account details:

RCBIC 044525985

Corr. account No. 30101810300000000985 with the Main Branch of the Central Bank of the Russian Federation for the Central Federal District, Moscow

Depository account details:

Depository: National Settlement Depository

Depository account No. MS9610080189

Depository subaccount 00000000000000000

Depositor code: MC0010100000

SIGNATURES:

SELLER:

QIWI PLC, a public limited company

Signature:
Full name, title:	Philios Yiangou, Deputy CEO
Seal (if any)
Place of signing:	Nicosia, Cyprus
Date of signing:	2021

BUYER:

Public Joint-Stock Company Bank Otkritie Financial Corporation

Signature:
Full name, title:	Mikhail Zadornov, President – Chairman of the Management Board
Seal
Place of signing:	Moscow, Russian Federation
Date of signing:	2021

Joint-Stock Company Tochka has read the terms of the Agreement.

Signature:
Full name, title:	Andrey Zavadskikh, CEO
Seal
Date:	2021